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                                                                     EXHIBIT 5.1


                       OPINION OF MORRISON & FOERSTER LLP



                                 January 8, 1999



Uniphase Corporation
210 Baypointe Parkway
San Jose, CA  95134

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 filed by Uniphase Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on January 8, 1999 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of up to 729,510 shares of the Company's common stock, $.001 par value (the "Stock"), being offered by certain selling stockholders specified therein (the "Selling Stockholders").

As counsel to the Company, we have examined the proceedings taken by the Company and the Selling Stockholders in connection with the sale by the Selling Stockholders of up to 729,510 shares of Stock.

It is our opinion that the 729,510 shares of Stock that may be sold are legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                                             Very truly yours,

                                             /s/ Morrison  & Foerster LLP